Exhibit 3.1

ALEXANDRIA REAL ESTATE EQUITIES, INC.

ARTICLES SUPPLEMENTARY

Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to Section 3-802(b)(3) of the Maryland General Corporation Law (the “MGCL”), the Corporation, by a resolution of its Board of Directors (the “Board”), elected to no longer be subject to Section 3-804(a) of the MGCL.

SECOND: The Corporation’s election to no longer be subject to Section 3-804(a) of the MGCL has been approved by the Board in the manner and by the vote required by law.

THIRD: These Articles Supplementary shall become effective on March 31, 2026.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chairman of the Board and attested by its Chief Financial Officer on this 31st day of March, 2026.

ATTEST:		ALEXANDRIA REAL ESTATE EQUITIES, INC.

/s/ Marc E. Binda		By:	/s/ Joel S. Marcus
Name:	Marc E. Binda		Name: Joel S. Marcus
Title:	Chief Financial Officer		Title: Executive Chairman